Exhibit 99

ProCentury Corporation Board of Directors Declares Dividend

COLUMBUS, Ohio, Mar. 24 /PRNewswire-FirstCall/ — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of two cents per share, payable April 28, 2005 to stockholders of record on April 7, 2005.

About ProCentury Corporation

ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.

Contact: Scott Murray, Director of Investor Relations, 614-823-6296